Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release, dated as of September 17, 2014 (the “Separation Agreement”), is made by and between EMCORE Corporation (the “Company”) and Dr. Hong Q. Hou (“Executive”), and sets forth the parties’ mutual desire to separate, leading to the termination of Executive’s employment with the Company, effective as of the Separation Date (as defined herein).

WHEREAS, Executive has been employed by the Company in the capacity of Chief Executive Officer and has served as a member of the Board of Directors of the Company (the “Board”), in connection with which, among other things, Executive performed critical roles in connection with the Company’s business, was responsible for developing and maintaining valuable relationships with customers doing business with the Company, cultivated and maintained other business relationships on behalf of the Company, and had access to and became familiar with the Company’s confidential information;

WHEREAS, Executive and the Company entered into an employment agreement dated August 2, 2011 (the “Employment Agreement”);

WHEREAS, Executive and the Company have mutually agreed to separate, leading to the termination of Executive’s employment relationship with the Company, effective as of the Separation Date;

WHEREAS, concurrently with entering into this Separation Agreement the parties are entering into that certain Retention Award agreement dated as of September 17, 2014 (the “Retention Award”);

WHEREAS, the parties have agreed to set forth in this Separation Agreement the terms and conditions of Executive’s separation from the Company;

WHEREAS, except as set forth in Section 3 below, Executive desires to fully release and discharge the Company from all claims, liabilities, demands and causes of action, whether known or unknown, fixed or contingent, which Executive may have, may claim to have, or may have had against the Company arising from or relating to Executive’s employment with and service for the Company, or the termination of such employment, or any other matter, from the beginning of time up to and including Executive’s execution of this Separation Agreement; and

WHEREAS, Executive acknowledges that Executive has been advised by the Company to seek the advice of an attorney and has been given a full opportunity to do so before executing this Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and considerations set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and Executive as follows:

1.                                      Termination of Services.

(a)                                 Executive’s employment with the Company will terminate effective as of the later of January 2, 2015 or the date which is fifteen (15) business days following notice to the Executive from the Company that the Company has hired a new Chief Executive Officer (the “Separation Date”).  The period of Executive’s employment with the Company from the execution of this Separation Agreement through the Separation Date is referred to herein as the “Continued Employment Period”.

(b)                                 Executive hereby resigns all positions Executive may hold as an officer or employee of the Company or any affiliate of the Company, effective as of the Separation Date.

(c)                                  Executive hereby resigns his position as a director on the Board, effective as of the Separation Date.

(d)                                 The Company agrees to continue Executive’s current base salary (at the rate of $450,444.75 per annum) during the Continued Employment Period, payable in accordance with the Company’s normal payroll practices.  The parties agree that the employment and compensation obligations and other provisions described in Articles I and II of the Employment Agreement remain in full force and effect during the Continued Employment Period.  Executive agrees that Executive’s receipt of any Separation Payments (as defined in Section 2, below) is contingent upon (i) Executive’s compliance with such obligations and provisions, and (ii) Executive not voluntarily resigning from the Company prior to the Separation Date, or being involuntarily terminated by the Company due to Executive’s death or for Cause (as such term is defined in the Employment Agreement) prior to the Separation Date.

(e)                                  All voluntary payroll deductions, including but not limited to the Company’s 401(k) plan, employee stock purchase plan and life insurance programs and plans, will cease effective on the Separation Date.

(f)                                   The Company agrees to pay any unreimbursed business expenses owed to Executive, provided that such reimbursement shall be sought within thirty (30) business days of the Separation Date and shall be subject to the policies and procedures established by the Company.

2.                                      Separation Pay and Benefits.  In consideration for signing this Separation Agreement and in exchange for the promises, covenants and waivers set forth herein, provided Executive has not revoked this Separation Agreement as set forth below and has complied with the obligations of Section 1(d) and all post-employment obligations under this Separation Agreement, and further provided that Executive executes and does not revoke a release agreement in substantially the same form contained in Sections 3-4 of this Separation Agreement, which will be prepared by the Company and provided to Executive on or around the Separation Date (the “Release Agreement at Separation”), and that such Release Agreement at Separation has become effective and non-revocable by the sixtieth (60th) day after the Separation Date, the following provisions shall apply.

(a)                                 Salary Continuation.  The Company will pay Executive’s current base salary (at the rate of $450,444.75 per annum) for eighty-six (86) weeks  from the Separation Date (the “Separation Period”).  Payments of this salary continuation amount during the Separation

Period will be paid at the times and in the manner consistent with Company’s normal payroll practices.

(b)                                 Health Benefits.  In accordance with the Company’s health plans, Executive will be eligible to exercise Executive’s rights to COBRA health insurance coverage for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense (subject to this Section 2(b)), upon termination of Executive’s employment.  To the extent Executive elects COBRA continuation coverage, the Company shall continue to pay the portion of Executive’s COBRA premiums for up to a maximum of eighteen (18) months after the Separation Date at the same rate that the Company would have otherwise paid assuming Executive were an active employee during such time.  Executive acknowledges that as a condition of the Company’s payment of its portion of the COBRA premium, Executive will pay by check made payable to the Company (or in such other manner acceptable to the Company) the amount equal to Executive’s portion of the COBRA premiums.  Nothing herein shall be construed as extending or delaying the start date of Executive’s COBRA coverage period.

(c)                                  Outplacement Services.  The Company shall provide to Executive standard outplacement services at the expense of the Company from an established outplacement firm selected by the Company; provided, however, that the expense of the outplacement services that Company shall pay shall not exceed in total an amount equal to $15,000.  In order to receive outplacement services, Executive must begin utilizing the services within thirty (30) days of the Separation Date, and any Company-provided outplacement service shall cease no later than twelve (12) months following the Separation Date. The fees shall be paid directly to the outplacement firm and no part of this amount shall be paid to Executive.

(d)                                 Vesting of Equity Awards.  Executive shall receive acceleration and vesting as of the Separation Date of one hundred percent (100%) of Executive’s Equity Awards (excepting such performance-based Equity Awards that would otherwise be disqualified as “performance-based” compensation under section 162(m) of the Internal Revenue Code (the “Code”)) which have not yet vested by the Separation Date, and such accelerated Equity Awards as well as any other Equity Awards which are vested and exercisable as of the Separation Date, shall remain exercisable for a period of three (3) years following the Separation Date (but no later than the expiration of the term of the applicable Equity Award) and shall then expire and be of no further force or effect.

For purposes of this Separation Agreement, “Equity Awards” refers to the outstanding equity awards Executive has been granted under the Company’s equity award plans.  Except as specifically provided in this Section 2(d), the terms and conditions of the Equity Awards will be governed by the applicable award agreement and equity award plan related to such Equity Award (the “Equity Award Governing Documents”).

(e)                                  The above payments and benefits described in Section 2(a)-(d) are referred to as the “Separation Payment” or “Separation Payments” in this Separation Agreement.

(f)                                   Any Separation Payments that are considered deferred compensation subject to section 409A of the Code (“Section 409A”) and are payable on account of Executive’s separation from service shall be delayed to the date that is six (6) months following Executive’s separation from service to the extent required by Section 409A and in accordance with Section 24(d) of this Separation Agreement.

(g)                                  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no Separation Payment shall be treated as compensation for purposes of calculating Executive’s benefits under any such plan, policy or program.  No Separation Payment shall be deemed part of Executive’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws except to the extent explicitly required therein.

(h)                                 Executive shall not be required to seek employment or otherwise mitigate damages in order to be entitled to the Separation Payments.

(i)                                     Executive hereby acknowledges and agrees that Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(j)                                    Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date shall cease upon the Separation Date, other than those specifically provided for under the Company’s qualified retirement plan or as otherwise expressly required under applicable law (such as COBRA).  Executive represents, warrants and acknowledges that the Company and its affiliates owe Executive no wages, commissions, bonuses, sick pay, personal leave pay, paid time off, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Separation Agreement; provided, however, nothing in this Separation Agreement shall affect Executive’s rights to payment of any form of compensation under the Retention Award of Equity Award Governing Documents (as modified specifically herein).

3.                                      Release.

(a)                                 Except as to obligations arising under this Separation Agreement, Executive hereby fully and forever releases and discharges the Company and all its affiliates, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys (all collectively included in the term “Company” for purposes of this Section 3 and this release), past and present of each of them, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law or equity whether known or unknown, vested or contingent, suspected or unsuspected, which existed in the past or which currently exist by reason of any matter, cause or thing whatsoever arising from or in any way related to Executive’s employment and service relationship with or termination of employment and service from the Company or any other matter from the beginning of time up to and including Executive’s execution of this Separation Agreement.

(b)                                 Executive acknowledges and understands that this is a general release of any and all claims Executive might otherwise assert against the Company and its affiliates including, but not limited to, any agreements to which Executive is a party; claims for relief or causes of action under any law of the United States including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (race, color, religion, sex and national origin discrimination), the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq. (age discrimination), the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq. (equal pay), the Americans with Disabilities Act, 42 U.S.C. § 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C. § 701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, 29 U.S.C. § 1981 et seq. (civil rights), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA — group health insurance), the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et. seq. (employee benefits), the Family and Medical Leave Act of 1993, 42 U.S.C. § 2601 et seq. (leaves of absence), the Worker Adjustment and Retraining Notification Act (29 U.S.C. par. 2101), the California Fair Employment and Housing Act, and any similar state or local laws, regulations and ordinances; federal, state or local statutory and/or common law claims of any kind including, without limitation, for discrimination and/or harassment on the basis of race, color, religion, sex, national origin, age, disability, sexual orientation, civil rights claims, employee benefits claims, wrongful discharge claims based upon any alleged breach of express or implied contract, covenant or public policy; and any other federal, state or local statute, public policy, order, ordinance, regulation, or common law claims of any kind. Notwithstanding the preceding, Executive is not waiving, releasing or giving up any rights Executive may have to vested benefits under any qualified retirement plan, to payment of earned and accrued but unpaid salary or accrued but unused vacation pay through the Separation Date, to continued health insurance coverage benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to unemployment insurance, or any other right which cannot be waived as a matter of law.

(c)                                  Executive expressly waives the benefit of any statute or rule of law which, if applied to this Separation Agreement, would otherwise preclude from its binding effect any claim against the Company not now known by Executive to exist, including to the extent applicable any benefit under Section 1542 of the California Civil Code which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d)                                 In the event a claim is filed on Executive’s behalf against the Company by an individual or entity, Executive hereby waives and releases any injunction or monetary relief in favor of Executive.

(e)                                  Executive represents that Executive has not assigned any claim against the Company to any person or entity.

(f)                                   All of the provisions of this Section 3 apply to Executive’s spouse, heirs, executors, legatees, administrators, agents, attorneys, representatives or assigns in the same manner and to the same extent they apply to Executive.

(g)                                  Notwithstanding the foregoing, this Section 3 does not affect the parties’ rights and obligations set forth in (i) this Separation Agreement, and (ii) the Equity Award Governing Documents.

4.                                      Acknowledgment.  Executive understands and agrees that since Executive is at least forty (40) years of age, Executive is covered by the ADEA and the Older Workers Benefit Protection Act. Executive’s signature of this Separation Agreement shall constitute and be considered Executive’s acknowledgement that Executive has had an opportunity to consult with an attorney, has been allowed a reasonable period of time within which to consider this Separation Agreement and has made an informed decision to enter into this Separation Agreement. Executive’s signature also constitutes a knowing and voluntary waiver of any and all rights or claims arising under the ADEA or other federal, state or local statutes, regulations or ordinances on the basis of age or any other basis prohibited by law, and any claim alleging wrongful, improper, retaliatory or constructive discharge. Executive expressly acknowledges and recites that:

(a)                                 Executive

i)                                         is entering into this Separation Agreement knowingly and voluntarily, without any duress or coercion;

ii)                                      has read and understands this Separation Agreement;

iii)                                   has been advised in writing to consult with an attorney with respect to this Separation Agreement before signing it;

iv)                                  has not been forced to sign this Separation Agreement by any employee or agent of the Company or its affiliates;

v)                                     has waived his right to be provided at least twenty-one (21) calendar days to consider terms of the Separation Agreement before signing it; and

vi)                                  has seven (7) calendar days from the date first written above to terminate and revoke this Separation Agreement, in which case this Separation Agreement shall be unenforceable, null and void and Executive will not be entitled to receive any Separation Payments or other benefits hereunder.

(b)                                 the terms set forth herein are adequate, sufficient and valuable consideration for this Separation Agreement; and

(c)                                  the Separation Payments and other benefits provided herein would not be provided to any employee who did not sign a release similar to this one, that such payments and benefits would not have been provided had Executive not signed this release, and that the Separation Payments and other benefits provided herein are in exchange for the signing of this release (and the Release Agreement at Separation).

5.                                      Non-Admission Clause. This Separation Agreement shall not in any way be construed as any admission by the Company that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against the Company, all of which the Company expressly denies.  By entering into this Separation Agreement, the Company has not agreed to grant similar benefits to any other employee, whether or not similarly situated, and no practice or policy shall be deemed established by this Separation Agreement.

6.                                      Cooperation.  Executive agrees to cooperate in effecting a smooth transition to employees or other individuals designated by the Company of Executive’s responsibilities and shall provide the details concerning the matters on which Executive is and was involved. In providing such services, Executive shall not have the authority to bind the Company or its affiliates with respect to any matter following the Separation Date.

7.                                      Non-Disparagement.  Executive agrees that Executive will not make any disparaging or derogatory remarks or statements about the Company or its affiliates, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees, or Executive’s employment and service with the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company or its affiliates, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.  The Company agrees that it will not make any disparaging or derogatory remarks or statements about Executive or Executive’s employment and service with the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Executive, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.  Remarks or statements made by any officer, director, shareholder, principal, attorney or employee of the Company to any other officer, director, shareholder, principal, attorney or employee of the Company shall not be covered by this Section 7.

8.                                      Confidentiality, Nondisclosure, And Nonsolicitation.

(a)                                 The parties agree that the confidentiality, nondisclosure, nonsolicitation and other obligations and provisions described in Article III of the Employment Agreement remain in full force and effect.

(b)                                 The parties agree the Confidentiality Agreement between Executive and the Company dated December 5, 2001 (the “Proprietary Information Agreement”) remains in full force and effect.

(c)                                  Any reference to restrictive covenants, post-termination obligations or post-employment obligations under this Separation Agreement shall include the obligations on Executive under the Proprietary Information Agreement, Article III of the Employment Agreement, and Article V of the Employment Agreement.

(d)                                 Executive’s post-employment obligations under this Separation Agreement are of a special and unique character, which gives them a peculiar value.  The Company cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations.  Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue.  Furthermore, such obligations and the rights and remedies of the Company under this Separation Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law.

(e)                                  Executive’s receipt of any Separation Payments is contingent upon Executive’s compliance with all post-employment obligations under this Separation Agreement and the other agreements expressly referenced herein.

9.                                      Indemnification.  The parties agree that the indemnification obligations and other provisions described in Article V of the Employment Agreement remain in full force and effect.

10.                               Entire Agreement.

(a)                                 Together with the Retention Award, the Proprietary Information Agreement, Article III of the Employment Agreement, and Article V of the Employment Agreement, and the Indemnification Agreement by and between the Company and Executive dated December 11, 2012, which each remains in full force and effect, this Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof; the parties have executed this Separation Agreement based upon the terms set forth herein; the parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Separation Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Separation Agreement; and all prior agreements, whether oral or written, including the Employment Agreement (except as provided in Sections 1(d), 8 and 9 of this Separation Agreement), are expressly superseded and/or revoked by this Separation Agreement.

(b)                                 Notwithstanding the other provisions of this Section 10, and subject to Section 2(d), this Separation Agreement shall not affect in any form or manner the validity, and rights and obligations of Executive and the Company under the Proprietary Information Agreement, the Retention Award, and Equity Award Governing Documents.

(c)                                  Notwithstanding the other provisions of this Section 10, this Separation Agreement shall not affect in any form or manner the validity, and rights and obligations of Executive and the Company under Articles I and II of the Employment Agreement during the Continued Employment Period.

(d)                                 This Separation Agreement, along with the Proprietary Information Agreement and Articles III and V of the Employment Agreement, is intended by the parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Separation Agreement, along with the Proprietary Information Agreement and Articles III and V of the Employment Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.  The language used in this Separation Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.                               Return of Company Property.  Not later than thirty (30) business days after the Separation Date, Executive shall return to the Company all property, of any nature whatsoever, relating to Executive’s work and services for the Company or that Executive may have received from the Company for use during Executive’s period of employment and service with the Company, and all physical embodiments of the Confidential Information (as defined in the Proprietary Information Agreement) (regardless of form or medium) in Executive’s possession or under Executive’s control; provided, however, that any such property and physical embodiments of Confidential Information directly relating to Executive’s service on the Board shall be returned not later than when Executive’s term as a director of the Board expires.

12.                               Breach of this Separation Agreement.  The Company shall have the right to terminate any and all Separation Payments to be made to Executive under this Separation Agreement in the event of Executive’s breach of any of Executive’s obligations, including without limitation any post-employment obligations, under this Separation Agreement.

13.                               Notices.  All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Separation Agreement shall be in writing and may be personally served or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

To the Company:	EMCORE Corporation
2015 Chestnut Street
Alhambra, CA 91803-1542
Attn: Chief Financial Officer

To Executive:	Hong Q. Hou
11735 Sky Valley Way NE
Albuquerque, NM 87111

or such other address as such party shall have specified most recently by written notice.  Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

14.                               Legal Counsel.  Executive acknowledges that the Company has advised Executive to consult an attorney prior to signing this Separation Agreement, and in particular in relation to the release stated above.  However, each party will bear their own attorney’s fees and costs in connection with drafting and negotiation of this Separation Agreement.

15.                               Binding Agreement.  This Separation Agreement shall be binding upon the parties hereto, their representatives, agents and assigns, and as to the Executive, Executive’s spouse, heirs, executors, legatees, administrators and personal representatives.

16.                               No Waivers.  No provision of this Separation Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Separation Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.                               Beneficial Interests.  This Separation Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Separation Agreement to Executive’s estate.  This Separation Agreement shall be inure to the benefit of the Company, its successors and permitted assigns.

18.                               Choice of Law.  This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico without giving effect to the principles of conflicts of law under New Mexico law.  The parties agree to attempt to resolve any employment related dispute between them quickly and fairly, and in good faith.  Should such a dispute remain unresolved, the Company and Executive irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of New Mexico and of the United States located in Albuquerque, New Mexico over any suit, action or proceeding arising out of or relating to this Separation Agreement.  The Company and Executive irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of New Mexico or of the United States located in Albuquerque, New Mexico.

19.                               Enforceability; Severability or Partial Invalidity.  It is the desire and intent of the parties that the provisions of this Separation Agreement shall be enforced to the fullest extent permissible.  The invalidity or unenforceability of any provisions of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall remain in full force and effect.  In the event that any one or more of the provisions of this Separation Agreement is held to be invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Any prohibition or finding of unenforceability as to any provision of this Separation Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

20.                               Counterparts.  This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

21.                               Attorneys’ Fees.  In the event any action in law or equity, arbitration or other proceeding is brought for the enforcement of this Separation Agreement or in connection with any of the provisions of this Separation Agreement, the prevailing party shall be entitled to his or its attorneys’ fees and other costs reasonably incurred in such action or proceeding.

22.                               Assignment.  This Separation Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment or delegation without such prior written consent shall be void and be of no effect; provided that, in the event of the death of Executive, all rights to receive payments hereunder shall become rights of Executive’s estate.  Notwithstanding the foregoing provisions of this Section 22, the Company may assign or delegate its rights, duties, and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company.

23.                               Taxes and Withholding.  To the extent required or authorized to be withheld by law, the Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s payments, benefits or compensation under this Separation Agreement or under any other agreement.  As a condition to any payment or distribution pursuant to this Separation Agreement, the Company may require Executive to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by Executive thereunder.  Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations, and Executive agrees that Executive has had the opportunity to seek advice from Executive’s own tax advisors regarding the tax effect of this Separation Agreement and that Executive is relying on Executive’s own advisors and not any representations by the Company or its affiliates regarding the tax effect of this Separation Agreement.

24.                               Section 409A.

(a)                                 To the extent applicable, it is intended that the payments and benefits provided under this Separation Agreement comply with the requirements of Section 409A, and this Separation Agreement shall be interpreted in a manner consistent with this intent. Solely for purposes of determining the time and form of payments due under this Separation Agreement or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A.

(b)                                 It is intended that each payment or installment of a payment and each benefit provided under this Separation Agreement shall be treated as a separate “payment” for purposes of Section 409A .

(c)                                  To the extent that the Company and Executive determine that any provision of this Separation Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Separation Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A.  All reimbursements and in-kind benefits provided under this Separation Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Separation Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)                                 Notwithstanding any other provision in this Separation Agreement, if as of Executive’s separation from service, the Executive is a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided under this Separation Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, for which payment is triggered by Executive’s separation from service, and that under the terms of this Separation Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of the Executive’s death.  In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for such costs within thirty (30) calendar days after the end of such period.

(e)                                  Nothing herein shall be construed as any guarantee by the Company of any particular tax treatment of any income or payments to Executive provided pursuant to this Separation Agreement or other agreements or arrangements contemplated by this Separation Agreement, and Executive remains solely responsible for all applicable taxes on such income and payments.

(f)                                   To the extent the taxable year to Executive of any Separation Payment could be the later of any two years depending on the timing of the Executive’s execution of the Release Agreement at Separation, such Separation Payment shall first be provided as early as practicable in the later year (together with any amounts that would have been provided in the earlier year but for the application of this subsection (g)) to the extent such separation pay or benefit is subject to Section 409A of the Code.

25.                               Section Headings.  The section headings in this Separation Agreement are for convenience only. They form no part of this Separation Agreement and shall not affect its interpretation.

26.                               Third Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a party to this Separation Agreement, any rights or remedies, of any nature or kind whatsoever, under or by reason of this Separation Agreement.

27.                               Continuing Obligations.  Notwithstanding anything in this Separation Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Sections 8 and 9 of this Separation Agreement, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Separation Agreement, will survive the termination or expiration of this Separation Agreement and remain in full force and effect for the applicable periods.

28.                               No Advice.  The provisions of this Separation Agreement are not intended, and should not be construed to be legal, business or tax advice.  The Company, Executive and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS READ THIS SEPARATION AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS SEPARATION AGREEMENT; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS SEPARATION AGREEMENT; THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS SEPARATION AGREEMENT WITH AN ATTORNEY; THAT EXECUTIVE UNDERSTANDS THAT THIS SEPARATION AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS SEPARATION AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY.  THIS SEPARATION AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

[Signatures appear on next page]

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be executed as of the date first written above.

Hong Q. Hou

/s/ Hong Q. Hou
Hong Q. Hou

EMCORE Corporation

/s/ Alfredo Gomez
Name:	Alfredo Gomez
Title:	General Counsel